FREE WRITING PROSPECTUS Dated December 10, 2014	Filed Pursuant to Rule 433 Registration No. 333-186227 Registration No. 333-186227-04

$1.0bln Ally Auto Receivables Trust (ALLYA) 2014-3

JOINT LEADS : BofAML (str), Citi, Deutsche Bank

CO-MANAGERS : BMO, CIBC, Lloyds, PNC, Scotia

CLS	$AMT(mm)	WAL	S&P/FITCH	EXP. FINAL	LEG. FINAL	BENCH	SPD	YLD	CPN	$PRICE
A-1	215.000	0.31	A-1+/F1+	07/15/15	12/15/15	YLD		0.270		100.00000
A-2	310.000	1.07	AAA/AAA	07/15/16	09/15/17	EDSF	+38	0.813	0.81	99.99826
A-3	334.000	2.31	AAA/AAA	02/15/18	06/17/19	ISWP	+36	1.291	1.28	99.98288
A-4	98.83	3.49	AAA/AAA	08/15/18	03/16/20	ISWP	+38	1.733	1.72	99.97706
B	21.30	3.66	AA+/AA	08/15/18	05/15/20	ISWP	+65	2.053	2.04	99.98495
C	17.55	3.66	AA/A	08/15/18	07/15/20	ISWP	+75	2.153	2.14	99.98803
D	16.43	3.66	A/BBB	08/15/18	08/16/21	ISWP	+150	2.903	2.88	99.98059

** NO GROW **

* Expected Settle :	12/17/14
* Format :	Public/SEC Registered
* First Pay Date :	1/15/15
* ERISA Eligible:	Yes
* Expected Ratings :	S&P, Fitch
* Min Denoms :	$1,000 x $1,000
* BBG Ticker :	ALLYA 2014-3
* Pxing Speed:	1.30% ABS to 10% Call
* Bill & Deliver :	BofAML

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.